Exhibit 2.11

EXECUTION COPY

                              EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Steven J. Shulman ("Executive") and Magellan Health Services, Inc. on behalf of itself and its subsidiaries and affiliates (collectively referred to herein as the "Company" or "Employer").

           WHEREAS, Employer desires to continue to obtain the services of Executive and Executive desires to continue to render services to Employer; and

           WHEREAS, Employer and Executive desire to set forth the terms and conditions of Executive's employment with Employer under this Agreement;

           NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

                             STATEMENT OF AGREEMENT

           1. EMPLOYMENT. Employer agrees to employ Executive, and Executive accepts such employment in accordance with the terms of this Agreement (provided, however, that the payments to be made under Section 4(b) and 4(c)(iii) intended to be exempt from Section 162(m) of the Internal Revenue Code of 1986, as amended, are subject to approval by the Company's shareholders), for a term of three years from the date of the Company's emergence from bankruptcy (the "Operative Date"). Thereafter, this Agreement shall automatically renew for twelve (12) month periods, unless sooner terminated as provided herein. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least six (6) months prior to the next renewal date. Employer's notice of intent not to renew the Agreement shall be deemed to be a termination without Cause (as defined below) occurring immediately prior to the expiration of the term of this Agreement and the provisions of Section 6(d) or 6(e), as applicable, shall apply.

           2. POSITION AND DUTIES OF EXECUTIVE; LOCATION OF EMPLOYMENT. (a) Executive will serve as Chairman and Chief Executive Officer and member of the board of directors of the Company (as constituted following the Operative Date) (the "Board"). Executive shall (i) report, as Chief Executive Officer, directly to the Board and (ii) have such duties and responsibilities typical of, and consistent with, the positions of Chairman and Chief Executive Officer in a public company the size and nature of the Company. The non-employee members of the Board will appoint a lead director who will meet regularly with the Chairman/Chief Executive Officer regarding major corporate strategies and policies, chair Board meetings in the absence of the Chairman, arrange for and chair meetings of non-management directors and perform such other functions as may from time to time be performed generally by lead directors of public companies the size and nature of the Company. Executive agrees to serve in such position, until the expiration of the term or such time as Executive's employment with Employer is terminated pursuant to this Agreement.

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EMPLOYMENT AGREEMENT
Steven J. Shulman


           (b) Executive shall perform his duties at the Company's principal executive offices to be located in Avon, Connecticut, or within 30 miles thereof, at which shall be based Executive, each of the executives reporting directly to Executive and certain other employees of the Company (the "Offices").

           3. TIME DEVOTED. Executive will devote his or her full business time and energy to the business affairs and interests of Employer, and will use his or her best efforts and abilities to promote Employer's interests. Executive agrees that he or she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his or her position and in accordance with the policies established by the Employer. Notwithstanding the foregoing, Executive shall be entitled to serve as a member of the board of directors of a reasonable number of companies in which Internet Healthcare Group has invested and to (i) serve on the boards of directors of companies on which Executive serves as of the Operative Date, (ii) with the prior approval of the Board, serve on the boards of directors of a reasonable number of other companies, (iii) serve on civic or charitable boards and (iv) manage his personal and family investments, to the extent such activities do not materially interfere with the performance of his duties for the Company.

           4. COMPENSATION.

           (a) Base Salary. Employer will pay Executive a base salary in the amount of $1,000,000 per year ("Base Salary"), with annual review for increase by the Board or a duly authorized committee thereof, it being understood that any such increase shall be at the discretion of the Board or a duly authorized committee thereof, which amount will be paid in semi-monthly intervals, less appropriate withholdings for federal and state taxes and other deductions authorized by Executive.

           (b) Bonus. Executive shall be entitled to an annual target bonus opportunity of 100% of Base Salary ("Target Bonus"). The applicable performance targets for each year shall be fixed by the Board or a duly authorized committee thereof during the first quarter of the year after consultation with Executive (the "Performance Targets"); provided that (i) the Performance Targets established with respect to the Target Bonus shall not be less favorable than the corporate performance targets applicable to other bonus eligible executives of the Company and (ii) the other terms and conditions applicable to the Target Bonus shall not be less favorable than those established for other bonus eligible executives of the Company. The performance criteria upon which such Performance Targets are based shall be one or more of the performance criteria set forth in the Company's Management Incentive Plan. Executive shall earn the applicable portion of the Target Bonus based on the achievement of the Performance Targets, as follows:

 % Achievement of                                 % of
Performance Targets                       Target Bonus Earned
-------------------                       -------------------

       80%                                         0%

      100%                                       100%

      120%                                       200%


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The Board or a duly authorized committee thereof may, in its sole discretion, authorize the Company to pay to Executive additional bonus amounts. The portion of Target Bonus earned by Executive shall be determined on a straight line interpolated basis for Performance Target achievement between the percentages set forth above. Payments of any annual bonus shall be made no later than the March 31 of the year following the year in which such bonus is earned (e.g., by March 31, 2005 for the bonus earned for 2004). The Target Bonus or applicable percentage thereof, if any, for a given year shall be earned on December 31 of such year and, except as specifically set forth in Sections 6(c)(ii) and (iii), 6(d)(ii) and (iii) and 6(e)(ii) and (iii), Executive shall not be entitled to any payment of Target Bonus, or a percentage thereof, for a given year if he is not employed on December 31 of such year.

           (c) Sign-On Arrangements

           (i) Stock Grant. The Company shall grant to Executive on the Operative Date 83,752 shares of common stock (the "Signing Bonus Shares"). The Signing Bonus Shares shall be fully vested on the Operative Date, but may not be transferred until the earlier of (i) the first anniversary of the Operative Date and (ii) Executive's termination of employment. The Company shall make a cash payment to Executive on the Operative Date in an amount such that after payment of all federal, state or local taxes on such amount (based upon the highest applicable marginal rate for Connecticut residents performing services in that state and net of the maximum reduction in federal income taxes attributable to the deduction of such state and local taxes), Executive is left with an amount equal to the aggregate federal, state and local taxes on the Signing Bonus Shares. In the event that the federal, state or local taxes (net of any reduction in federal income taxes attributable to the deduction of such state and local taxes) actually paid by Executive resulting from any payment under this Section 4(c)(i) exceed the amount paid to him by the Company in accordance with the third sentence of this Section 4(c)(i) at the time of the grant, the Company shall make an additional payment to the Executive such that Executive is left with an amount, together with the amount paid to him in accordance with the third sentence of this Section 4(c)(i), equal to the aggregate federal, state and local taxes actually paid by the Executive on the Signing Bonus Shares. In the event that the federal, state or local taxes (net of any reduction in federal income taxes attributable to the deduction of such state and local taxes) actually paid by Executive resulting from any payment under this Section 4(c)(i) are less than the amount paid to him by the Company in accordance with the third sentence of this Section 4(c)(i) at the time of the grant, the Executive shall pay to the Company an amount such that the Executive is left with an amount equal to the federal, state or local taxes on the Signing Bonus Shares.

           (ii) Stock Purchase. Executive shall purchase on the Operative Date for $1,000,000 in cash 83,752 shares of common stock (the "Purchased Shares"). The Purchased Shares shall be fully vested on the Operative Date, but may not be transferred until the earlier of (i) the first anniversary of the Operative Date and (ii) Executive's termination of employment.


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           (iii) Stock Options. The Company shall grant to Executive on the
Operative Date options to purchase Magellan's common stock covering 1,445,511 shares with a ten-year term as follows:

                               (A) A tranche of options for 413,002 shares with an exercise price equal to $11.94 per share shall become vested as to one third of the shares on each of the first three anniversaries of the Operative Date (each, a "Vesting Date"). Options that have become vested on a Vesting Date shall become exercisable only if the market price of the Company's Common Stock has increased from the Operative Date through the determination date at a cumulative rate of 16% per annum, with daily compounding, over $11.94 per share. The determination of whether these options have become exercisable shall be determined on each trading day occurring on or after a Vesting Date and shall be based on the average closing prices of the Company's Common Stock for each of the 20 consecutive trading days ending on each such determination date. In all events, subject to the provisions of this Agreement regarding termination of employment such options shall become fully vested and exercisable on the seventh anniversary of the Operative Date.

                               (B) Another tranche of options for 619,505 shares with an exercise price of $10.43 per share shall become vested as to one third of the shares on each Vesting Date. Options that have become vested on a Vesting Date shall become exercisable only if the market price of the Company's Common Stock has increased from the Operative Date through the determination date at a cumulative rate of 10% per annum, with daily compounding, over $11.94 per share. The determination of whether these options have become exercisable shall be determined on each trading day occurring on or after a Vesting Date and shall be based on the average closing prices of the Company's Common Stock for each of the 20 consecutive trading days ending on each such determination date. In all events, subject to the provisions of this Agreement regarding termination of employment, such options shall become fully vested and exercisable on the seventh anniversary of the Operative Date. Shares acquired upon exercise of the options described in this paragraph shall not be transferable until the earlier of (i) the third anniversary of the Operative Date or (ii) Executive's termination of employment.

                               (C) Another tranche of options for 413,004 shares with an exercise price equal to $11.94 per share shall become vested and exercisable as to one third of the shares on each Vesting Date.

           The Company shall register the shares acquired by Executive for resale no later than the date such shares are not subject to any restriction on transfer imposed under this Agreement.

           (d) Benefits. Executive shall be entitled to participate in the employee welfare benefit programs of the Company on a basis at least as favorable as other similarly-situated, senior-level executives of the Company; provided that (i) subject to the obligations set forth in clause (ii) below, the Board may modify or terminate any employee welfare benefit program established


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by the Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination and (ii) in any event, the Company shall provide at its cost life insurance benefits to Executive of no less than three times Executive's Base Salary, Executive shall be permitted to purchase at his own expense additional life insurance coverage in an amount no less than three times his Base Salary, and the Company shall provide long-term disability coverage equal to no less than 60% of Executive's Base Salary; provided, in all cases Executive is insurable by an insurance company with respect to such coverage.

           (e) Other Long Term Incentives. Executive shall be entitled to participate in the long-term incentive programs of the Company including those contained in the Management Incentive Plan, on a basis that are at least as favorable as awards to other similarly-situated, senior-level executives of the Company, it being understood that the Board may modify or terminate any long-term incentive plan established by the Company; provided that no such amendment or termination may adversely affect any outstanding long-term incentive awards of Executive.

           (f) Deferred Compensation Plan. For so long as the Company sponsors a deferred compensation plan approved by the Board on or after the Operative Date. Executive shall be entitled to participate in any such qualified or non-qualified deferred compensation plan with the Company contributing an amount equal to 11% of Executive's Base Salary or, if greater, such amount as is provided to other senior executives, on terms no less favorable a basis than is made available to other senior executives of the Company, it being understood that the Board may modify or terminate any deferred compensation plan established by the Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination.

           (g) Perquisites. Executive shall be entitled to perquisites at least as favorable as those provided other similarly-situated, senior-level executives of the Company, it being understood that this provision shall not require the Company to offer any perquisites to other such executives. Notwithstanding the foregoing, Executive shall be provided tax services, financial planning, and car allowances in the aggregate of no less than $27,000 per annum, a personal membership in a country club at a reasonable cost and health club in the vicinity of the Offices, and first- or business class air travel (including for Executive's spouse when appropriate for business purposes) and an annual physical. The Company agrees to take reasonable actions to minimize any tax liability of Executive related to the perquisites made available hereunder.

           5. EXPENSES. During the term of this Agreement, Employer will reimburse Executive promptly for all reasonable and appropriate travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer's business and all licensing and professional organization dues and fees and all other expenses reimbursable to employees generally pursuant to the Company's policies upon receipt of reasonably supporting documentation as required by Employer's policies applicable to its employees generally. In addition, Executive shall be entitled to reimbursement for the reasonable costs associated with the negotiation and preparation of his


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employment and other arrangements with the Company to the extent not exceeding
$50,000.

           6.        TERMINATION.

           (a) Termination Due to Resignation. Executive may resign his or her employment at any time by giving 90 days written notice of resignation to Employer. Except as otherwise set forth in this Agreement, Executive's employment, and Executive's right to receive compensation and benefits from Employer, will terminate upon the effective date of Executive's termination. If Executive resigns pursuant to this Section 6(a), Employer's only remaining financial obligation to Executive under this Agreement will be to pay: (i) any earned but unpaid Base Salary through the date of termination, (ii) all vested stock options shall remain exercisable until the later of (A) 90 days following the date of termination or (B) the 45th day following the first day on or after the date of termination on which Executive is not subject to a trading "blackout" imposed by the Company and may sell the shares acquired upon option exercise without violation of Rule 10b-5 under the Securities Exchange Act of 1934, (iii) any other amounts earned, accrued or owing to Executive but not yet paid, and (iv) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

           (b) Termination with Cause. Except as otherwise set forth in this
Section 6(b), Executive's employment, and Executive's right to receive compensation and benefits from Employer, may be terminated for Cause at the discretion of Employer under the following circumstances:

           (i) Executive is convicted of (or pleads guilty or nolo contendere to) a felony;

           (ii) intentional fraud by Executive in the performance of his duties for the Company or intentional misappropriation of Company funds by Executive;

           (iii) (A) material breach of Section 8(b), (c) or (d) of this Agreement or (B) a willful and material breach of Section 8(a) of this Agreement;

           (iv) a willful and material violation by Executive of the Company's written policies and procedures that are legal and ethical, have been made available to Executive and relate to the performance of his duties for the Company (provided that the Company has not failed to terminate other employees for comparable violations) or willful gross misconduct by Executive relating to the performance of his duties for the Company; or

           (v) willful failure to comply with direction of the Board or any duly authorized committee thereof (including any written policies or procedures promulgated by those bodies), provided that (A) such directions (or policies or procedures) are action of the Board or a duly authorized committee thereof within the meaning of Section 141 of the


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EMPLOYMENT AGREEMENT
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                      General Corporation Law of the State of Delaware (or any
                      comparable provision of applicable law), (B) the existence of such directions (or policies or procedures) is known by Executive or such directions (or policies or procedures) have been communicated to Executive, (C) such directions (or policies or procedures) are consistent with the duties and role of a Chairman or Chief Executive Officer of a company the nature and size of the Company and (D) such directions (or policies or procedures) do not require actions that are illegal or unethical.

Each of clauses (i) through (v) are independent of others and the fact that Executive may not be terminated for Cause under any one of such clauses shall have no bearing on whether he may be terminated for Cause under any other such clauses. For purposes of clauses (iii) and (iv)(but not clause(v)), no act or failure to act shall be deemed to be "willful" if Executive reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interests of the Company. Anything to the contrary notwithstanding, Executive's employment shall not be terminated for "Cause," within the meaning of clauses (ii) through (v) above, unless Executive has been given written notice by the Board stating the basis for such termination and, in the case of clauses (iii) through (v) above, he is also given fifteen (15) days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct, or such conduct cannot be cured (and also for any purported termination for Cause under clause (ii) above), Executive has an opportunity to be heard before the Board and after such hearing, the Board gives Executive written notice confirming that in the judgment of a majority of the members of the Board that, for so long as the Company has or is required by law to have two such directors, includes at least two directors who are independent for purposes of the listing requirements of the principal securities exchange (including, for this purpose, the Nasdaq Stock Market) on which the Company's securities are listed (or, in the event the Company's securities are no longer listed on any such securities exchange, the listing requirements of the last such exchange on which the Company's securities were listed) "Cause" for terminating Executive's employment on the basis set forth in the original notice exists. Executive's communication to the Board of his disagreement with decisions made by the Board and the reasons for that disagreement shall not constitute "Cause" provided that he does not engage in conduct constituting Cause as set forth in clause (v) above. Any termination for Cause shall be subject to de novo review in accordance with the arbitration provisions of this Agreement. If an arbitrator or arbitrators determine that the basis of Cause did not exist, then Executive's termination of employment shall be treated as a termination without Cause.

If Executive's employment is terminated pursuant to this Section 6(b), (A) Employer's only remaining financial obligation to Executive under this Agreement will be to pay: (i) any earned but unpaid Base Salary through the date of termination, (ii) any other amounts earned, accrued or owing to Executive but not yet paid, and (iii) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate and (B) all stock options shall terminate immediately upon the date of termination.


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           (c) Automatic Termination. This Agreement will terminate
automatically upon the death or Disability of Executive. "Disability" shall mean Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third doctor who shall be the approved medical doctor for this purpose. If Executive's employment is terminated pursuant to this Section 6(c), Executive (or in the event of his death, his estate or other legal representative) will receive:

           (i) Base Salary through the end of the month in which termination occurs;

           (ii) An amount equal to the product of the Target Bonus for the year in which termination occurs and a fraction, the numerator of which is the number of elapsed days in such year of termination up to and including the date of termination and the denominator of which is 365 (366 in the case of a leap year)("pro rata Target Bonus"), payable in a single installment immediately after termination;

           (iii) in the case of a termination due to Executive's Disability, a lump-sum cash payment equal to two times the sum of (a) Base Salary plus (b) Target Bonus; provided that this payment shall not be made if Executive is eligible at the time of the termination of his employment for long-term disability benefits under the Company's long-term disability program;

           (iv) accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years following termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall not become exercisable until and unless the applicable conditions for exercisability are satisfied during this two-year post-termination exercise period;

           (v) any other amounts earned, accrued or owing to Executive but not yet paid; and

           (vi) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

           (d) Termination Without Cause By The Company or With Good Reason By Executive. Employer may terminate this Agreement and Executive's employment without Cause at any time. If Employer terminates this Agreement without Cause, or if Executive terminates this Agreement and Executive's employment with Good Reason, Executive shall (unless Section 6(e) is applicable) receive:

           (i) Base Salary through the date of termination;


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           (ii) pro-rata Target Bonus for the year in which termination occurs, payable in a single installment immediately after termination;

           (iii) 2 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a single cash installment immediately after termination;

           (iv) accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall not become exercisable until and unless the applicable conditions for exercisability are satisfied during this three-year post-termination exercise period;

           (v) continued participation for Executive and his eligible dependents at the Company's expense in all medical, dental and hospitalization coverages for two years, with any period of continuation coverage provided by COBRA commencing thereafter; provided that if the applicable plan in effect on Executive's date of termination does not permit post-termination continuation of coverage, the Company may commence the COBRA continuation coverage period as of Executive's date of termination;

           (vi) at his election, continuation of his life insurance and/or long-term disability coverage by the Company for up to two years following termination (provided Executive reimburses the Company for such premiums);

           (vii) any other amounts earned, accrued or owing to Executive but not yet paid;

           (viii) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

For purposes of this Agreement "Good Reason" shall mean termination by Executive of his employment after written notice to the Company following the occurrence of any of the following events without his consent:

           (i) a reduction in Executive's then current Base Salary, the Target Bonus opportunity (i.e., 100% of Base Salary) or, to the extent as would constitute a breach of this Agreement, any other compensation to which Executive is entitled under this Agreement, other than a reduction in the right to participate in a deferred compensation plan if such reduction is applicable to all senior executives;

           (ii) a material diminution in Executive's positions, duties or authorities (including any removal of Executive from any position set forth in Section 2 above, or any failure to elect or re-elect Executive as Chairman of the Board) or interference with Executive's carrying out his duties or exercising his authority so that he is unable to carry out his duties or exercise his authority as Chairman of the


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                      Board or as Chief Executive Officer (including any action
                      by the Board or one or more members thereof to give direction to other employees of the Company with the intent of undermining, or in a manner that, by itself or in combination with other actions described in this parenthetical in clause (ii), could reasonably be expected to materially undermine, Executive's authority, provided that no action taken by (A) the Board or one or more members thereof in accordance with any requirement of law or regulation or the listing standards of NASDAQ or other securities exchange on which the Company's securities are listed or (B) the Board as a whole or a duly authorized committee of the Board as a whole, in accordance with generally accepted principles of sound corporate governance for public companies of the size and nature of the Company, shall constitute "Good Reason");

           (iii) the assignment to Executive of duties which are materially inconsistent with his duties or which materially impair Executive's ability to function as Chairman or as Chief Executive Officer of the Company;

           (iv) a change in the reporting structure so that Executive reports to someone other than the Board;

           (v) requiring Executive to relocate, or the relocation of the Offices, to a location that is more than 30 miles from Avon, Connecticut;

           (vi) a breach by the Company of any material provision of this Agreement;

           (vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or

           (viii) for any reason by Executive during the 30-day period immediately following the six-month anniversary of a Change in Control (whether or not Executive consented to such Change in Control);

provided that in the case of clauses (i) through (vii) (but not clause (viii)) such event continues uncured for fifteen (15) days after Executive gives the Company notice thereof.

           (e) Termination Without Cause By the Company or With Good Reason By Executive In Connection With, Or Within Three Years After, A Change in Control. If Employer terminates this Agreement and Executive's employment without Cause, or if Executive terminates this Agreement and his employment with Good Reason, in connection with a Change in Control (as defined below)(whether before or at the time of such Change in Control) or within three years after a Change in Control, Executive shall receive, in lieu of the amounts and benefits described in Section 6(d):

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           (i) Base Salary through the date of termination;

           (ii) pro-rata Target Bonus for the year in which termination occurs, payable in a single installment immediately after termination;

           (iii) 3 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a single cash installment immediately after termination;

           (iv) accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall not become exercisable until and unless the applicable conditions for exercisability are satisfied during this three-year post-termination exercise period; provided that this clause (iv) shall apply to stock options that vested upon the Change in Control as provided in Section 7 below only if such options will receive more favorable treatment under this clause;

           (v) continued participation for Executive and his eligible dependents at the Company's expense in all medical, dental and hospitalization coverages for three years, with any period of continuation coverage provided by COBRA commencing thereafter; provided that if the applicable plan in effect on Executive's date of termination does not permit post-termination continuation of coverage, the Company may commence the COBRA continuation coverage period as of Executive's date of termination;

           (vi) at his election, continuation of his life insurance and/or long-term disability coverage by the Company for up to three years following termination (provided Executive reimburses the Company for such premiums);

           (vii) any other amounts earned, accrued or owing to Executive but not yet paid;

           (viii) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

For purposes of this Agreement "Change in Control" shall mean the occurrence of any one of the following events:

           (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes after the Operative Date a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 30% or more of the Voting Stock of the Company; provided that this clause (i) shall not be operative during the period the Minimum Hold Condition is satisfied (it being understood that a Change in Control will occur at the time the Minimum Hold Condition is not satisfied (the "Requisite Time") if (A) a person becomes the beneficial owner of 30% or more of the Voting Stock during the period


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EMPLOYMENT AGREEMENT
Steven J. Shulman


                      in which the Minimum Hold Condition is satisfied and (B) that person is the beneficial owner of 30% or more of the Voting Stock at the Requisite Time);

           (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Operative Date, and the Minimum Hold Condition is not satisfied at the time; provided that any person becoming a director subsequent to the Operative Date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors, or who became a director at a time the Minimum Hold Condition was satisfied, shall be considered to be an Incumbent Director;

           (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of the Company's assets;

           (iv) all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock or other ownership interests of the Company, a majority of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

           (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company who were not Affiliates of the Company prior to the relevant transaction in exchange for stock of such other company).

For purposes of the Change in Control definition, (A) "the Company" shall include any entity that succeeds to all or substantially all of the business of the Company, (B) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified, (C) "Voting Stock" shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock, and (D) the "Minimum Hold Condition" has the meaning set forth in the Company's Certificate of Incorporation.

           (f) Effect of Termination. Except as otherwise provided for in this
Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under the last


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EMPLOYMENT AGREEMENT
Steven J. Shulman


sentence of Section 1, this Section 6 and Sections 7, 8, 9 and 10; and all procedural and remedial provisions of this Agreement.

           (g) No Mitigation; No Offset. In the event of employment (including non-renewal of the term by the Company), Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due him under the Agreement on account of any remuneration attributable to any subsequent employer or claims asserted by the Company or any affiliate, but the Company shall not be obligated to provide medical, dental or hospitalization insurance following Executive's commencement of other employment if such employment provides comparable coverage determined on a benefit-by-benefit basis.

           7. CHANGE IN CONTROL PROTECTION.

           (a) Treatment of Equity. There shall be full vesting immediately prior to a Change in Control that occurs prior to the termination of Executive's employment for any reason of all outstanding equity awards (including, but not limited to, stock options), with all vested stock options to remain exercisable for the remainder of their terms; provided that options held by Executive shall be cashed out in connection with a Change in Control if (i) required by the terms of the Management Inventive Plan and (ii) all other options issued by the Company are cashed out in connection with such Change in Control. Options that are not exercisable because the applicable performance hurdle has not been satisfied shall become exercisable immediately prior to a Change in Control that occurs prior to the termination of Executive's employment for any reason.

           (b) Tax Gross-Up. The following provisions shall apply with respect to any excise tax imposed under Section 4999 of the Internal Revenue Code as amended (the "Code"), (the "Excise Tax"):

           (i) If any of the payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person (the "Total Payments")) will be subject to the Excise Tax, the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after payment of (a) the Excise Tax, if any, on the Total Payments and (b) any Excise Tax and income tax due in respect of the Gross-Up Payment, shall equal the Total Payments. Such payment shall be made in a single lump sum within 10 days following the date a determination that only such payment is required.

           (ii) For purposes of determining whether any of the Total Payments will be subject to Excise Tax and the amount of such Excise Tax, (i) any Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive, such payments or benefits (in whole or in part) should not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all "excess parachute payments"


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
EMPLOYMENT AGREEMENT
Steven J. Shulman


(within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and
(ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of termination of employment (or such other time as hereinafter described), net of the maximum reduction in federal income or employment taxes which could be obtained from deduction of such state and local taxes.

           In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment (or such other time as is hereinafter described), Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the applicable federal rate, as defined in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (or such other time as is hereinafter described) (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest at the applicable federal rate, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

           8. PROTECTION OF CONFIDENTIAL INFORMATION/NON-COMPETITION/ NON-SOLICITATION.

           Executive covenants and agrees as follows:

           (a)(i) Confidential Information: During Employer's employment of Executive and following the termination of Executive's employment for any reason, Executive will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Executive's employment or after receipt of the prior written consent of Employer, any Confidential Information (as hereinafter defined) of Employer or its controlled subsidiaries or affiliates, that comes into his or her knowledge during his or her employment by Employer (the "Confidential Information"). The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that (i) is or becomes public knowledge through no fault of Executive, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information


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
EMPLOYMENT AGREEMENT
Steven J. Shulman


becomes public knowledge or (ii) is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; PROVIDED, HOWEVER, that upon issuance of any such order, subpoena, demand or other process, Executive shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest and cooperate with the Employer to contest, in each case, at the Employer's expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information). The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

           (a)(ii) Trade Secrets. Executive shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his or her knowledge during his or her employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

           (a)(iii) For purposes of this Agreement, the following definitions apply:

           "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.

           "Trade Secret" means information including, but not limited to, any technical or non-technical data, know-how, software, formula, pattern, compilation, program, device, method, technique, plan, blueprint, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

           (a)(iv) Interpretation. The restrictions stated in paragraphs 8(a)(i) and 8(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.

           (b) Non-Competition.

           (i) Executive covenants and agrees that for any period during which Base Salary is continued (or in respect of which it is paid in a lump sum), or for one year after Executive's voluntary termination of employment without Good Reason or his termination of employment for Cause, he or she will

EMPLOYMENT AGREEMENT
Steven J. Shulman


                      not directly or indirectly engage in or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive's name or any similar name to, lend Executive's credit to, or render services or advice to any business that provides or sells or attempts to provide or sell behavioral managed care services, in the United States or any other geographic location in which Employer or a controlled subsidiary or affiliate of Employer then sells or provides behavioral managed care services, other than Internet Healthcare Group, Digital, Lumenos, RealMed, CPA2Biz, Navimedix, and iKnowMed, unless waived in writing by Employer in its sole discretion. Executive recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates, which are engaged in the provision, or sale of behavioral managed care services.

                      The foregoing shall not be deemed to prohibit Executive's association with a company if an immaterial portion of such company's revenues is attributable to operations directly competitive with the Company (provided Executive is not employed within those directly competitive operations). Further, nothing contained in this Section 8(b)(i) shall restrict Executive from making any investments in any corporation or other business enterprise whose outstanding capital stock or other equity interests are listed or admitted to unlisted trading privileges on a national securities exchange or included for quotation through an inter-dealer quotation system of a registered national securities association, provided that such investment (i) represents less than five percent (5%) of the aggregate outstanding capital stock or other equity interests of such corporation, partnership or business enterprise and (ii) does not otherwise provide Executive or any affiliate of Executive with the right or power (whether or not exercised) to influence, direct or cause the direction of the management, policies and/or affairs of any business or enterprise which is or might directly or indirectly compete with any business operations or activities of Company or any of its subsidiaries.

           (ii) During the period following Executive's termination from his or her employment with Employer for which Executive is subject to the restrictions set forth in Section 8(b)(i), Executive may submit a written request to Employer outlining a proposed employment or other employment opportunity that Executive is considering. Employer will review such request and make a determination, in its sole

EMPLOYMENT AGREEMENT
Steven J. Shulman


                      discretion, as to whether the opportunity would constitute a breach of the non-competition covenant.

           (c) Non-Solicitation. To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Executive agrees that, during his employment and for any period during which Base Salary is continued (or in respect of which it is paid in a lump sum), or for one year after Executive's voluntary termination of employment without Good Reason or his termination of employment for Cause, he or she will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling services that are offered by Employer or a controlled subsidiary or affiliate of Employer. For purposes of this Section 8(c), "Customer" means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, services during the twelve months prior to the termination of his or her employment.

           (d) Solicitation of Employees. During Employer's employment of Executive and for any period during which Base Salary is continued (or in respect of which it is paid in a lump sum), or for one year after Executive's voluntary termination of employment without Good Reason or his termination of employment for Cause, Executive will not, and will not assist any other person or entity to, directly or indirectly, solicit for employment or consultation any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Executive's termination, or in any manner knowingly induce or attempt to induce any such employee to terminate his or her employment with Employer.

           9. WORK MADE FOR HIRE. Executive agrees that any written program materials, protocols, research papers, other writings (including those in electronic format), as well as improvements, inventions, new techniques, programs or products (the "Work") made or developed by Executive within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries, shall be deemed to have been made or developed by Executive solely for the benefit of Employer and will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Executive agrees to assign, convey, and transfer to the Employer all right, title and interest Executive may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies, without payment of any consideration by Employer, except as set forth in this Agreement. Additionally, Executive agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

EMPLOYMENT AGREEMENT
Steven J. Shulman


           10. PROPERTY OF EMPLOYER. Executive agrees that, upon the termination of Executive's employment with Employer, Executive will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Executive.

           11. GOVERNING LAW. This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

           12. REMEDIES. An actual or threatened violation by Executive of the covenants and obligations set forth in Sections 8, 9 and 10 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and the remedy at law for any such violation will be inadequate. Executive agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.

           13. ARBITRATION. Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Hartford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney's fees and other litigation costs.



------
Executive's
Initials

           13. NOTICES. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

                     To Executive:        Steven J. Shulman
                                          39 Hazen Drive
                                          Avon, Connecticut 06001

                                          Tel. (860)
                                          677-1823 Fax (860)
                                          677-0731

                     To Employer:         Magellan Health Services, Inc.
                                          6950 Columbia Gateway Drive
                                          Columbia, Maryland  21046
                                          Attention:  General Counsel and
                                                      Lead Director


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EMPLOYMENT AGREEMENT
Steven J. Shulman


           Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

           14. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

           15. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

           16. BINDING EFFECT. This Agreement will be binding upon and shall inure to the benefit of each party and each party's respective successors, heirs and legal representatives. This Agreement may not be assigned by Executive to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

           17. EMPLOYER POLICIES, REGULATIONS, AND GUIDELINES FOR EMPLOYEES. Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Executives. These materials are general guidelines for Executive's information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

           18. INDEMNIFICATION. The Company shall indemnify Executive to the fullest extent permitted by the laws of State of Delaware and the Company shall obtain and maintain directors and officers liability insurance in an amount not less than $50 million.

           20. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement, will be valid unless made in writing and signed by each of the parties. No representations, inducements, or agreements have been made to induce either Executive or Employer to enter into this Agreement, which are not expressly set forth within this


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
EMPLOYMENT AGREEMENT
Steven J. Shulman


Agreement. Executive and Employer acknowledge and agree that Employer's controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

                               [signatures follow]

























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
EMPLOYMENT AGREEMENT
Steven J. Shulman


           IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 5th day of January, 2004.



                                             MAGELLAN HEALTH SERVICES, INC.

"Executive"                                  "Employer"

                                             Name:
-------------------------------------              -----------------------------
                                             Title:



                                             Name:
                                                    ----------------------------
                                             Title:
                                                    ----------------------------
                                                    Lead Director


















                                       21